Exhibit 11


                Statement Re Computation of Per Share Earnings

                              SYMIX SYSTEMS, INC.
                       COMPUTATION OF PER SHARE EARNINGS
                     (In Thousands, Except Per Share Data)


                                      Three Months Ended    Nine Months Ended
                                           March 31,             March 31,
                                        1996      1995      1996      1995
                                        ----      ----      ----      ----
Primary:
Average Shares Outstanding ..........    2,739     2,696     2,731     2,748
Net effect of dilutive stock options
   based on the treasury stock method      118         0        55         0
                                        ------   -------    ------   -------
           Total ....................    2,857     2,696     2,786     2,748
                                        ======   =======    ======   =======
Net Income ..........................   $  645   $   199)   $1,560   ($  794)
                                        ======   =======    ======   =======
Per Share Amount ....................   $ 0.23   ($ 0.07)   $ 0.56   ($ 0.29)
                                        ======   =======    ======   =======



Fully dilutive effect of stock options on per share amounts for the three months and nine months ended March 31, 1996 and 1995, has not been presented since any reduction of less than 3% in the aggregate need not be considered as dilution.

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